Exhibit 2.1

MAJORITY WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

OF

CuraScientific Corporation

On May 24th, 2023, the undersigned, constituting the majority members of the Board of Directors (the “Board”) of CuraScientific Corporation, a Florida Corporation (the “Company”), hereby consent to, adopt, ratify, and confirm the following resolutions:

WHEREAS, the Company believes that it is in the best interests for Cal Care Grp Inc., a California Corporation and wholly owned subsidiary of the company, to acquire the Commercial-Microbusiness Cannabis License(s) C12-0000334 pursuant the attached License Purchase Agreement. Both the Seller and the License are active and in Good Standing in the State of California.

NOW, THEREFORE, BE IT:

RESOLVED, the Company’s subsidiary, Cal Care Grp Inc will acquire the Commercial-Microbusiness Cannabis License(s) C12-0000334 pursuant the attached License Purchase Agreement. Both the Seller and the License are active and in Good Standing in the State of California. The new property lease is located at 75080 St. Charles Place, Palm Desert, California 92211.

As total consideration for the purchase and sale of the License, and Buyer’s assumption of the assumed obligations and all other liabilities provided for in this Agreement, the Buyer shall pay to the Seller the sum of $600,000.00, and such total consideration to be referred to in this Agreement as the “Purchase Price.”

The Buyer is a wholly owned subsidiary of CuraScientific Corporation and the Buyer will cause to issue $600,000 in Preferred Series-A Shares of CuraScientific Corporation in the name as mandated by the Seller. Said shares shall be irrevocably issued upon execution of this agreement in Preferred Series-A stock of CuraScientific Corporation in the name of Buyer. Pursuant with the Preferred Series-A Designation, this Preferred Series-A has a value of $10.00 per share. The Company agrees to issue 60,000 Preferred Series-A Shares in value of $600,000.

The Company authorizes New Horizon Transfer to issue 30,000 Preferred Series-A Shares each in the name of Travis Pastore and Kevin Pachaski.

FURTHER RESOLVED, that all actions by the undersigned in connection with or in furtherance of any of the foregoing matters be and hereby are approved, authorized, confirmed and ratified in all respects by the Company. This written consent may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Signatures to this written consent delivered by facsimile or in .pdf or other electronic format shall be acceptable and binding and treated in all respects as having the same effect as an original signature.

[SIGNATURE PAGE FOLLOWS]

INWITNESS WHEREOF, the undersigned, being all the members of the Board of the Company, has executed this written consent as of the date first written above.

DIRECTORS:

/s/ William Reed

William Reed, Chairman and CEO

/s/ Paul Goyette

Paul Goyette, Director

-ABSTAINED-

Justin Gonzalez, Director

LICENSE PURCHASE

This License Purchase, further referred to as (the “Agreement”) is made and entered into on May 24, 2023, by and between Chad Enterprises, LLC, a California Limited Liability Corporation, doing business as Foundation Delivery, further referred to as (the “Seller”), and CAL CARE GRP, INC, further referred to as (the “Buyer”), are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party”.

RECITALS

WHEREAS, Seller is the owner of a Commercial-Microbusiness CANNABIS LICENSE(s) C12-0000334 (See Exhibit-A) of this agreement, with the Department of Cannabis Control for the State of California. Both the Seller and the License(s) are active and in Good Standing in the State of California, and

WHEREAS, Seller desires to sell the License to Buyer, and Buyer desires to purchase the License from Seller for $600,000, further referred to as ( the “Purchase Price”).

NOW, THEREFORE, in consideration of the mutual covenants and benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

Description of License: Reference Exhibit-A attached hereto.

Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the License from the Seller, and the Seller agrees to sell the License to Buyer. Seller represents and warrants to Buyer that it has good and marketable title to the License, free and clear of all liens and encumbrances.

As total consideration for the purchase and sale of the License, and Buyer’s assumption of the assumed obligations and all other liabilities provided for in this Agreement, the Buyer shall pay to the Seller the sum of $600,000.00, and such total consideration to be referred to in this Agreement as the “Purchase Price.”

The Buyer is a wholly owned subsidiary of Curascientific Corporation. and the Buyer will cause to issue $600,000 in Preferred Series-A Shares of Curascientific Corporation. in the name as mandated by the Seller. Said shares shall be irrevocably issued upon execution of this agreement in Preferred Series-A stock of Curascientific Corporation. in the name of Buyer.

Closing is the date and time at which parties agree to finalize this transaction. The closing date is designated as April 15, 2023, provided there are no unforeseen delays. Time is of the essence and in no event shall closing be later than 15 calendar days after designated closing date, unless an extension is agreed upon in writing between the Buyer and the Seller.

Upon Closing, the Seller agrees to cooperate with the Buyer to file all necessary documents with the State of California to comply with this transaction and updating the State records with the new owner (Buyer).

Authority Relative to this Agreement: Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it. No further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery, and performance of this Agreement by the Seller will not constitute:

(i) a breach or a violation of the Corporation’s Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii) a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or

(iii) result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

Authorization and Enforceability: This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity.

Litigation: There is no action, suit, proceeding, claim or investigation by any person, entity, or governmental entity pending or, to Seller’s knowledge, threatened against it before any governmental entity that impedes or is likely to impede its ability to consummate this transaction.

Documents for Review: The Seller’s Documents for Review enumerated in Exhibit “A” attached hereto and made a part hereof are true, authentic, and correct copies of the originals, or as appropriate the originals themselves, and no alterations and modifications thereof have been made.

Representations and Warranties by both Buyer and Seller: Seller makes no other express or implied representations of warranty with respect to Seller, and Seller disclaims any other representations or warranties not contained in this Agreement, whether made by Seller, any affiliate of Seller, or any of their respective officers, directors, managers, partners, employees or agents.

Buyer and Seller hereby represent and warrant that there has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.

Indemnification: Buyer shall indemnify and hold Seller harmless from any and all liabilities and obligations arising from Buyer’s use of the License after the Closing. Similarly, Seller shall indemnify and hold Buyer harmless from any and all liabilities and obligations arising from Seller’s operation of the business prior to the Closing.

After execution of this Agreement by the parties, if either party fails to perform its respective obligations, or breaches a warranty or covenant, that would constitute a default. The defaulting party shall cure the default within 30 days of notice by the other party. In the event of a failure to cure such default by either party within the stipulated time, Seller or Buyer shall have the right to cancel this transaction and/or sue for damages in addition to any other relief provided under this Agreement. In a suit for default, the prevailing party shall recover reasonable attorney fees.

Survival of Representations and Warranties: Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date. Except the exhibits hereto or the documents and papers delivered by Seller to Buyer in connection with the Agreement herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

Both Seller and Buyer agrees to cooperate fully with each other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the parties, to better evidence and consummate the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

Buyer’s Evaluation: Buyer acknowledges that it is an experienced and knowledgeable investor in CANNABIS LICENSE, and is aware of the risks.

Confidentiality: Both Seller and Buyer shall not divulge, communicate, or use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any of Seller’s confidential information discovered by or disclosed to Seller or Buyer as a result of the delivery, execution or performance of this Agreement.

Transactions Prior to Closing:

Conduct of Seller’s Business until Closing: Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action, or fail to take any action which would result in or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid, or false on the Closing Date.

Advice of Changes: Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

Documents: Seller shall deliver to Buyer at closing such documents which are in Buyer’s sole discretion and necessary to fully satisfy the objectives of this Agreement in content and form.

General Provisions:

Waivers: No action taken pursuant to this Agreement including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

No Third-Party Beneficiaries

Except as otherwise provided, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.

Notices: All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid to Seller, Buyer, or to such other address as such party shall have specified by notice in writing to the other party. Unless specifically disallowed by law, service of process in any litigation that arise hereunder may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

Governing Law: This agreement and all transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of California.

If the obligations and responsibility of either party are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

Successors and Assigns: This Agreement may not be assigned without the prior written consent of the parties hereto. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Severability: If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

Amendments: This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

[SIGNATURE PAGE FOLLOWS]

INWITNESS WHEREOF, the undersigned, being all the parties of this agreement, has executed this written consent as of the date first written above.

SELLERS:

/s/ Travis Pastore

Travis Pastore, Managing Member
Chad Enterprises, LLC

/s/ Kevin Pachaski

Kevin Pachaski, Managing Member
Chad Enterprises, LLC

BUYER:

/s/ William Reed

William Reed, Chairman and CEO
CuraScientific Corp.

/s/ William Reed

William Reed, President
Cal Care Grp Inc.

EXHIBIT A

BA20221123957

STATE OF CALIFORNIA
Office of the Secretary of State
STATEMENT OF INFORMATION
LIMITED LIABILITY COMPANY
California Secretary of State
1500 11th Street
Sacramento, California 95814
(916) 653-3516

For Office Use Only

-FILED-

File No.: BA20221123957

Date Filed: 11/14/2022

Entity Details	
Limited Liability Company Name	CHAD ENTERPRISES, LLC
Entity No.	201916410468
Formed In	CALIFORNIA
Street Address of Principal Office of LLC	
Principal Address	51544 CESAR CHAVEZ ST, SUITE J1 COACHELLA, CA 92236
Mailing Address of LLC	
Mailing Address	51544 CESAR CHAVEZ ST, SUITE J1 COACHELLA, CA 92236
Attention	
Street Address of California Office of LLC	
Street Address of California Office	51544 CESAR CHAVEZ ST, SUITE J1 COACHELLA, CA 92236

Manager(s) or Member(s)

Manager or Member Name	Manager or Member Address
Travis Pastore	67715 Peineta Rd Cathedral City, CA 92234
Kevin Pachacki	82263 BURTON AVE INDIO, CA 92201

Agent for Service of Process	
California Registered Corporate Agent (1505)	REGISTERED AGENTS INC Registered Corporate 1505 Agent
Type of Business	
Type of Business	Non-public retail, distribution, manufacturing
Email Notifications	
Opt-in Email Notifications	Yes, I opt-in to receive entity notifications via email.

Chief Executive Officer (CEO)

CEO Name	CEO Address
Kevin Pachacki	82263 BURTON AVE INDO, CA 92201

Labor Judgment

No Manager or Member of this Limited Liability Company has an outstanding final judgment issued by the Division of Labor Standards Enforcement or a court of law, for which no appeal therefrom is pending, for the violation of any wage order or provision of the Labor Code.

Department of
Cannabis Control
CALIFORNIA

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Foundation Delivery

License Information

Active

Lic. No. C12-0000334-LIC (Annual)
Commercial - Microbusiness
Activities: Distributor, Level 1 Manufacturer, Retailer Non-Storefront
Adult-Use and Medicinal
Effective on **2020-12-21**
Expires on **2023-12-21**

Business Information

Foundation Delivery

Legally named **Chad Enterprises LLC**
Registered as Limited Liability Company
Kevin Casey Pachacki, Travis J Pastore
Chad.Everything@gmail.Com
760-799-3636

Data for this record refreshed on: 03/31/2023